Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ADIT EDTECH ACQUISITION CORP.

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

Adit EdTech Acquisition Corp., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its duly authorized officer, hereby certifies as follows:

1. The present name of the Corporation is “Adit EdTech Acquisition Corp.”

2. The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 15, 2020.

3. The Corporation’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed in the office of the Secretary of the State of Delaware on January 11, 2021.

4. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”) restates, integrates and also further amends the Amended and Restated Certificate.

5. This Second Amended and Restated Certificate was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and was duly approved by the stockholders of the Corporation in accordance with the applicable provisions of Section 211 of the DGCL.

6. The text of the Amended and Restated Certificate is hereby amended, integrated and restated to read in full as follows:

ARTICLE I

NAME

The name of the corporation is Griid Infrastructure Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The registered office of the Corporation is to be located at c/o PHS Corporate Services, Inc., 1313 N. Market Street, Suite 5100, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is PHS Corporate Services, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE IV

CAPITALIZATION

Section 4.1. Authorized Capital Stock.

(a) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 501,000,000 shares, consisting of (i) 500,000,000 shares of common stock, par value of $0.0001 per share (the “Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value of $0.0001 per share (the “Preferred Stock”).

(b) Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding.

Section 4.2. Classes of Shares. The designation, relative rights, preferences and limitations of the shares of each class of stock are as follows:

(a) Common Stock.

(i) Voting Rights.

(1) Each holder of Common Stock will be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law and subject to Section 4.2(a)(i)(2), holders of shares of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Second Amended and Restated Certificate (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Second Amended and Restated Certificate (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

(2) The holders of the outstanding shares of Common Stock shall be entitled to vote separately as a class upon any amendment to this Second Amended and Restated Certificate (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of the Common Stock so as to affect the Common Stock adversely.

(3) Except as otherwise required in this Second Amended and Restated Certificate or by the DGCL, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(4) There shall be no cumulative voting.

(ii) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine.

(iii) Liquidation. Subject to applicable law and the rights, if any, of the holder of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Common Stock will be entitled to receive an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Common Stock.

(b) Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the designations for such Preferred Stock.

Section 4.3. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

POWERS OF BOARD OF DIRECTORS

Section 5.1. Election. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Election of directors of the Corporation (the “Directors”) need not be by ballot unless the bylaws of the Corporation (as such bylaws may be amended from time to time, the “Bylaws”) so provide.

Section 5.2. Bylaws. The Board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws as provided in the Bylaws.

Section 5.3. Submission for Stockholder Approval/Ratification. The Directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of Directors’ interests, or for any other reason.

Section 5.4. Number of Directors.

(a) Except as otherwise provided for or fixed pursuant to the provisions of Section 4.2(b) of this Second Amended and Restated Certificate relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall, (a) as of the date of this Second Amended and Restated Certificate, be seven (7) and (b) thereafter, shall be fixed solely and exclusively by one or more resolutions adopted from time to time by the Board.

(b) During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 4.2(b) (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly.

Section 5.5. Classified Board. The Board shall be divided into three classes, as nearly equal in number as possible: Class I, Class II, and Class III. Only one class of Directors shall be elected in each year and each class shall serve a three-year term. Class I Directors shall initially serve until the first annual meeting of stockholders following the adoption of this Second Amended and Restated Certificate; Class II Directors shall initially serve until the second annual meeting of stockholders following the adoption of this Second Amended and Restated Certificate; and Class III Directors shall initially serve until the third annual meeting of stockholders following the adoption of this Second Amended and Restated Certificate. Each Director of each class, the term of which shall then expire, shall be elected to hold office for a term ending on the date of the third annual meeting of stockholders of the Corporation next following the annual meeting at which such director was elected. In case of any increase or decrease, from time to time, in the number of Directors (other than Preferred Stock Directors), the Directors in each class shall be apportioned as nearly equal as possible. In the event of any change in the number of Directors, the Board shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of Directors in each class. In no event will a decrease in the number of Directors shorten the term of any incumbent director.

Section 5.6. Vacancies and Newly Created Directorships. Subject to any limitations imposed by applicable law and the rights, if any, of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by the DGCL, be filled solely and exclusively, by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, and not by the stockholders. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified or until such director’s earlier death, disqualification, resignation or removal.

Section 5.7. Removal of Directors. Subject to any limitations imposed by the DGCL, except for Preferred Stock Directors, any director or the entire Board may be removed from office at any time, but only for cause by the affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.8. Powers Generally. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the DGCL, this Second Amended and Restated Certificate, and to any Bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the Directors which would have been valid if such Bylaw had not been made.

ARTICLE VI

MEETINGS OF STOCKHOLDERS

Section 6.1. Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 6.2. Meetings of Stockholders.

(a) An annual meeting of stockholders for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place (or electronically), on such date, and at such time as the Board shall determine.

(b) Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by (i) the chairperson of the Board, (ii) the chief executive officer of the Corporation or (iii) at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The ability of holders of Common Stock to call a special meeting of the stockholders is hereby specifically denied.

(c) Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VII

LIMITED LIABILITY; INDEMNIFICATION

Section 7.1. Limited Liability. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 7.1 by the stockholders of the Corporation shall not adversely affect any right or protection of a Director with respect to events occurring prior to the time of such repeal or modification.

Section 7.2. Indemnification. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all Persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

Section 7.3. Nonexclusivity of Rights. The rights and authority conferred in this Article VII shall not be exclusive of any other right that any Person may otherwise have or hereafter acquire.

ARTICLE VIII

INSOLVENCY, SALE, LEASE OR EXCHANGE OF ASSETS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE IX

EXCLUSIVE FORUM

Section 9.1. Exclusive Forum. Subject to the last sentence of this Section 9.1, and unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware, or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative claim or action or proceeding brought on behalf of the Corporation, (b) any claim or action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any claim or action asserting a claim against the Corporation, or any current or former director, officer or employee of the Corporation arising pursuant to any provision of the DGCL, this Second Amended and Restated Certificate or the Bylaws of the Corporation (as each may be amended from time to time), (d) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation or remedy thereunder); (e) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (f) any action asserting a claim against the Corporation, or any director, officer or employee of the Corporation governed by the internal affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. Article IX shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”) or the Securities Exchange Act of 1934, as amended or any other claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act.

Section 9.2. Foreign Action. If any action the subject matter of which is within the scope of Section 9.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 9.1 immediately above (a “Foreign Enforcement Action”), and (b) having service of process made upon such stockholder in any such Foreign Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 9.3. Deemed Notice and Consent. Any Person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX.

ARTICLE X

SEVERABILITY

If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any Person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and

Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons or entities and circumstances shall not in any way be affected or impaired thereby; and (b) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XI

CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or Directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the Directors or officers of the Corporation unless such corporate opportunity is offered to such Person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

ARTICLE XII

ADOPTION, AMENDMENT OR REPEAL OF CERTIFICATE OF INCORPORATION

Subject to Section 4.2, the Corporation reserves the right to amend, alter, change, add or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL, and except as set forth in Article VII, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to the right reserved in this Article XII. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Section 5.5, or Articles VI, VII, IX, or XII may be altered, amended or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Second Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

ARTICLE XIII

DEFINITIONS

As used in this Second Amended and Restated Certificate, unless the context otherwise requires or as set forth in another Article or Section of this Second Amended and Restated Certificate, the term:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation (including any representatives of such stockholder serving on the Board).

(b) “Amended and Restated Certificate” is defined in the recitals.

(c) “Board” is defined in Section 4.2(a)(ii)(1).

(d) “Bylaws” is defined in Section 5.1.

(e) “Common Stock” is defined in Section 4.1(a).

(f) “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(g) “Corporation” is defined in the recitals.

(h) “DGCL” is defined in the recitals.

(i) “Director” is defined in Section 5.1.

(j) “Foreign Action” is defined in Section 9.2.

(k) “Foreign Enforcement Action” is defined in Section 9.2.

(l) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(m) “Preferred Stock” is defined in Section 4.1(a).

(n) “Preferred Stock Designation” is defined in Section 4.2(b).

(o) “Preferred Stock Director” is defined in Section 5.4(b).

(p) “Second Amended and Restated Certificate” is defined in the recitals.

(q) “1933 Act” is defined in Section 9.1.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate to be signed by its duly authorized officer, as of the 29th day of December, 2023.

/s/ James D. Kelly III
James D. Kelly III
CEO & President

[Signature Page to Second Amended and Restated Certificate of Incorporation]